For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES RECORD SALES FOR 2007 AND
54% INCREASE IN FOURTH QUARTER EARNINGS

February 26, 2008

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced record sales for the full year 2007 of $545.6 million and net income of $15.5 million, or $1.53 per diluted share, compared to sales of $460.5 million and net income of $11.7 million, or $1.18 per diluted share, for 2006.

The Company also reported record sales in the fourth quarter 2007 of $142.4 million and net income of $4.6 million, or $0.46 per diluted share, compared to fourth quarter 2006 sales of $115.5 million and net income of $3.0 million, or $0.30 per diluted share.

“Our strong fourth quarter caps an outstanding year for Quaker in both earnings and cash generation,” observed Ronald J. Naples, Chairman and Chief Executive Officer. “Strong volume growth, continued work with our customers on the pricing front in the face of continued escalation in raw material costs, and improved SG&A leverage were important parts of our profit growth this year. Beyond just the financials, we made considerable progress this year on a number of strategic initiatives, from customer penetration to new business development.”

Fourth Quarter 2007 Summary

Net sales for the fourth quarter were $142.4 million, up 23.3% from $115.5 million for the fourth quarter 2006. The increase in net sales was primarily attributable to a combination of volume growth and higher sales prices. Volume growth was realized across all the Company’s regions, including higher revenue related to the Company’s CMS channel. Foreign exchange rate translation increased revenues by approximately 8% for the fourth quarter of 2007, compared to the same period in 2006. Selling price increases were realized across the Company’s regions and market segments, in part as a result of an ongoing effort to offset higher raw material costs. CMS revenues were higher due to additional CMS accounts, as well as the renewal and restructuring of several of the Company’s CMS contracts.

Higher selling prices and additional contribution from the Company’s CMS channel helped drive a 17% increase in gross margin in dollar terms. Gross margin as a percentage of sales was 30.6% for the fourth quarter of 2007, compared to 32.3% for the fourth quarter of 2006, due to higher raw material costs and sales mix from the restructured CMS contracts that were partially offset by price increases.

Selling, general and administrative expenses for the quarter increased $3.2 million, compared to the fourth quarter of 2006. Foreign exchange rate translation accounted for approximately two-thirds of the increase. Other major contributors were planned spending in higher growth areas, such as China, and higher commissions as a result of higher sales. These were offset in part by lower legal and environmental and incentive compensation costs.

The increase in other income was primarily the result of foreign exchange gains recorded in the fourth quarter of 2007, compared to losses in the same period of the prior year. The lower net interest expense is due to lower average borrowings and higher interest income during the fourth quarter of 2007, compared to the prior year period.

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The effective tax rate was 43.6% in the fourth quarter of 2007 versus 28.2% in the prior year quarter. The higher tax rate was due in part to a tax law change, resulting in a revaluation of previously established deferred tax assets, as well as a change in the mix of earnings from lower to higher tax rate jurisdictions.

Full Year Summary

Net sales for 2007 were $545.6 million, up 18.5% from $460.5 million for 2006. The increase in net sales was attributable to a combination of higher sales prices and volume growth. Volume growth in Asia/Pacific and Europe, higher CMS revenues, and selling price increases realized across all regions and market segments were the primary reasons for the increase in net sales. Foreign exchange rate translation increased revenues by approximately 5% for 2007 compared to 2006.

Gross margin in dollar terms was higher by more than $25.0 million, or 18%, consistent with the increased sales. Gross margin as a percentage of sales was 30.8% for 2007, as compared to 31% for 2006. Higher selling prices and a stronger performance from the Company’s CMS channel helped improve margins in dollar terms, while higher raw material costs and sales mix resulted in a slightly lower gross margin percentage.

Selling, general and administrative expenses for 2007 increased $18.5 million compared to 2006. Foreign exchange rate translation accounted for approximately $5.6 million of the increase over the prior year. Also negatively affecting the comparison with the prior year was a pension gain of $0.9 million recorded in the first quarter of 2006, due to a legislative change. The remainder of the increase was due to continued planned spending in higher growth areas, primarily China, higher incentive compensation as a result of higher earnings, higher commissions as a result of higher sales, higher legal and environmental costs, and inflationary increases. In addition, during the third quarter of 2007, the Company recorded two charges totaling $1.2 million related to certain customer bankruptcies and a discontinued strategic initiative.

In the third quarter of 2007, the Company also recorded environmental charges of $3.3 million as disclosed in its press release dated October 23, 2007. The charges consist of $2.0 million related to the settlement of environmental litigation involving AC Products, Inc., a wholly owned subsidiary, as well as an additional $1.3 million charge for the estimated future remediation costs.

The increase in other income was primarily due to foreign exchange gains recorded in 2007, compared to losses in the prior year. The increase in net interest expense was attributable to higher average borrowings and higher interest rates.

The Company’s effective tax rate was 29.3% for 2007, compared to 33.8% in the prior year. The lower effective tax rate includes a higher refund of taxes in China as a result of the Company’s increased investment with $0.7 million received in 2007 versus $0.4 million received in 2006. In addition, the lower effective tax rate includes a non-cash out-of-period tax benefit adjustment of $1.0 million related to certain deferred tax items. The effective tax rate was also affected by a changing mix of income among tax jurisdictions, as well as the Company’s first quarter 2007 adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).

Balance Sheet and Cash Flow Items

The Company’s net debt decreased from December 31, 2006, primarily as a result of reduced working capital investments during 2007, with operations generating positive cash flow of $27.5 million. The $27.5 million of cash provided by operating activities is the highest level the Company has achieved in the past 11 years. The Company’s net debt-to-total-capital ratio was 32% at December 31, 2007, compared to 40% at December 31, 2006. In connection with the first quarter 2007 adoption of FIN 48, the Company recorded a non-cash charge to shareholders’ equity of $5.5 million, which negatively impacted the Company’s net debt-to-total-capital ratio by approximately 1 percentage point.

Mr. Naples further commented, “We had a great year in 2007, not only because of our earnings improvement, but because of our progress on other fronts as well. We crossed the half a billion dollar sales mark and strengthened our position in a number of faster-growing markets. With the environmental settlement reached by our AC Products subsidiary in the third quarter of 2007, we removed a significant uncertainty and financial exposure. In addition, our operating cash flow reached its highest level in more than 10 years, providing more resources for growth. We are optimistic about our long-term future and about prospects for continued earnings growth in 2008.”

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Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries - including steel, automotive, mining, aerospace, tube and pipe, coatings, and construction materials. Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs. Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss fourth quarter and year-end results is scheduled for February 27, 2008 at 3:30 p.m. (ET). Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net sales	$142,393	$115,527	$545,597	$460,451

Cost of goods sold	98,783	78,251	377,661	317,850

Gross margin	43,610	37,276	167,936	142,601
%	30.6%	32.3%	30.8%	31.0%

Selling, general and administrative expenses	35,499	32,333	139,429	120,969
Environmental charges	-	-	3,300	-

Operating income	8,111	4,943	25,207	21,632
%	5.7%	4.3%	4.6%	4.7%

Other income, net	960	205	2,578	1,259
Interest expense, net	(829)	(1,016)	(5,050)	(4,451)
Income before taxes	8,242	4,132	22,735	18,440

Taxes on income	3,592	1,166	6,668	6,224
	4,650	2,966	16,067	12,216

Equity in net income of associated companies	226	317	783	773
Minority interest in net income of subsidiaries	(253)	(289)	(1,379)	(1,322)

Net income	$4,623	$2,994	$15,471	$11,667
%	3.2%	2.6%	2.8%	2.5%

Per share data:
Net income - basic	$0.46	$0.30	$1.55	$1.19
Net income - diluted	$0.46	$0.30	$1.53	$1.18

Shares Outstanding:
Basic	10,035,630	9,828,377	9,986,347	9,778,745
Diluted	10,154,388	9,902,451	10,106,918	9,854,100

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS

Current assets
Cash and cash equivalents	$20,195	$16,062
Accounts receivable, net	118,135	107,340
Inventories, net	60,738	51,984
Prepaid expenses and other current assets	14,433	10,855
Total current assets	213,501	186,241

Property, plant and equipment, net	62,287	60,927
Goodwill	43,789	38,740
Other intangible assets, net	7,873	8,330
Investments in associated companies	7,323	7,044
Other assets	64,276	56,100
Total assets	$399,049	$357,382

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$4,288	$4,950
Accounts payable	65,202	54,212
Dividends payable	2,178	2,133
Accrued compensation	17,287	15,225
Other current liabilities	17,396	13,659
Total current liabilities	106,351	90,179
Long-term debt	78,487	85,237
Deferred income taxes	7,583	5,317
Accrued pension and postretirement benefits	30,699	38,430
Other non-current liabilities	41,023	23,353
Total liabilities	264,143	242,516

Minority interest in equity of subsidiaries	4,513	4,035

Shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 10,147,239 shares	10,147	9,926
Capital in excess of par value	10,104	5,466
Retained earnings	115,767	114,498
Accumulated other comprehensive loss	(5,625)	(19,059)
Total shareholders' equity	130,393	110,831
Total liabilities and shareholders' equity	$399,049	$357,382

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the twelve months ended December 31,
(Dollars in thousands)

	(Unaudited)
	2007	2006
Cash flows from operating activities
Net income	$15,471	$11,667
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,686	10,136
Amortization	1,197	1,427
Equity in net income of associated companies, net of dividends	(219)	(348)
Minority interest in earnings of subsidiaries	1,379	1,322
Deferred income tax and FIN 48	1,223	404
Deferred compensation and other, net	(85)	(507)
Stock-based compensation	1,550	857
Environmental charges	3,300	-
(Gain) loss on disposal of property, plant and equipment	(40)	34
Insurance settlement realized	(1,854)	(544)
Pension and other postretirement benefits	(3,596)	(4,247)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(4,093)	(8,947)
Inventories	(5,182)	(4,146)
Prepaid expenses and other current assets	122	(140)
Accounts payable and accrued liabilities	7,612	5,440
Change in restructuring liabilities	-	(4,033)
Estimated taxes on income	(970)	(192)
Net cash provided by operating activities	27,501	8,183

Cash flows from investing activities
Capital expenditures	(9,165)	(12,379)
Payments related to acquisitions	(2,373)	(1,684)
Proceeds from disposition of assets	259	64
Insurance settlement received and interest earned	5,705	7,836
Change in restricted cash, net	(3,851)	(7,292)
Net cash used in investing activities	(9,425)	(13,455)

Cash flows from financing activities
Proceeds from short-term debt	2,250	1,897
Net decrease in short-term borrowings	(3,198)	(3,384)
Proceeds from long-term debt	-	15,283
Repayments of long-term debt	(8,345)	(940)
Dividends paid	(8,654)	(8,444)
Stock options exercised, other	3,309	1,235
Distributions to minority shareholders	(1,265)	(1,490)
Net cash (used in) provided by financing activities	(15,903)	4,157

Effect of exchange rate changes on cash	1,960	1,056
Net increase (decrease) in cash and cash equivalents	4,133	(59)
Cash and cash equivalents at the beginning of the period	16,062	16,121
Cash and cash equivalents at the end of the period	$20,195	$16,062